EXHIBIT 99.1 MEMBER NEWS DATED November 21, 2007

Member News: November 21, 2007

Contact: Connie Waks

206.340.2305 cwaks@fhlbsea.com

Re: Member Activity Stock Purchase Requirement

Dear Seattle Bank Member,

Effective Monday, December 3, 2007, the Seattle Bank's advance stock purchase requirement will increase from 4.0 percent to 4.5 percent of the principal balance of new or renewing advances.

The increase in our advance stock purchase requirement reflects, in part, the increased demand for Seattle Bank advances over the past several months. As reported in our third quarter 2007 Form 10-Q, advances outstanding increased from $28.0 billion as of December 31, 2006 to $41.4 billion as of September 30, 2007. As a result, we have grown our balance sheet-and our profitability-from $25.8 million of net income in 2006 to $52.1 million of net income for the first nine months of this year.

The increased advance stock purchase requirement will provide for continued growth in advances and increase our earnings capacity. We are very pleased to meet your ongoing funding needs, and we appreciate your support of the Seattle Bank.

Please contact Member Services at 800.426.7538 with any questions you may have regarding your stock position with the Seattle Bank.

Sincerely,

/s/ Richard M. Riccobono

Richard M. Riccobono
President and CEO

This Member News includes forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual performance and future bank actions may differ materially from projections because of many factors. Such factors may include, but are not limited to, business and capital management plan adjustments and amendments, changes in the bank's management and Board of Directors, regulatory actions or approvals, competitive pressure from other Federal Home Loan Banks and alternative funding sources, accounting adjustments or requirements, interest-rate volatility, the bank's ability to maintain adequate capital levels, changes in projected business volumes, our ability to appropriately manage our cost of funds, changes in our membership profile or the withdrawal of one or more large members, the cost-effectiveness of our funding, hedging and asset-liability management activities, shifts in demand for our products and consolidated obligations, and general economic conditions. Additional factors are discussed in the Seattle Bank's unaudited financial statements and related condensed footnotes and Management's Discussion and Analysis in the bank's Form 10-Q for third quarter 2007 and the audited 2006 financial statements and related footnotes and other disclosures in the bank's Form 10-K for the year ended December 31, 2006. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.